Exhibit 8

McGuireWoods LLP

One James Center

Richmond, Virginia 23219

February 15, 2006

Dominion Resources, Inc.

120 Tredegar Street

Richmond, Virginia 23219

Ladies and Gentlemen:

We have been requested, as your special tax counsel, to render federal tax advice in connection with the remarketing of your 2002 Series A 5.75% Senior Notes due May 15, 2008 pursuant to the Company’s Prospectus, dated February 13, 2006 (the “Prospectus”), which is a part of the Company’s Registration Statement on Form S-3 (Registration No. 333-131810), and Prospectus Supplement, dated February 15, 2006 (the “Prospectus Supplement”). Capitalized terms used and not defined herein shall have the meanings assigned to them in the Prospectus Supplement.

We have reviewed the discussion set forth in the Prospectus Supplement under the heading “Certain U.S. Federal Income Tax Considerations” and hereby advise you that we are of the opinion that under current United States federal income tax law, although such discussion does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Senior Notes, such discussion constitutes an accurate summary of the matters discussed therein in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and the incorporation of this opinion by reference in the Registration Statement and to references to us under the heading “Legal Matters” in the Prospectus Supplement and under the heading “Legal Matters” in the Prospectus. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ McGuireWoods LLP